Exhibit 99.2

NEWS RELEASE

5904 Richmond Highway Suite 300 Alexandria, Virginia 22303 Tel: (703) 329-9400 Fax: (703) 329-8187 www.analex.com	Release: For:	IMMEDIATE ANALEX CORPORATION
(Symbol: NLX)

Contact:	Amber Gordon Ron Alexander
(703) 329-9400

ANALEX REPORTS 1st QUARTER FINANCIAL RESULTS and

ANNOUNCES ACQUISITION OF BETA ANALYTICS, INC.

Webcast / Conference Call Scheduled for Today

Alexandria, VA, May 7, 2004 – ANALEX CORPORATION (Amex: NLX) today reported its first quarter financial results and announced that it has signed an agreement to acquire Beta Analytics, Inc. (BAI), a security and intelligence support services firm primarily providing services to federal government agencies and organizations.

In commenting on the acquisition, Sterling Phillips, Analex’s Chairman and CEO, stated, “The acquisition of BAI is consistent with our strategy of acquiring companies that add technical capabilities, expand our customer base and enhance our bottom line. BAI strengthens our competitiveness and presence in the homeland security segment of the federal market.” The acquisition is expected to close in thirty to sixty days following completion of closing conditions including regulatory approval. Details concerning the transaction and information about BAI can be found in the press release posted on Analex’s website, at www.analex.com.

“Analex’s first quarter results reflect the investments being made to prepare the Company for acquisitions and substantial growth,” continued Mr. Phillips. “The results reflect the costs associated with the December 2003 investment in Analex by Pequot Ventures, plus our investments in enhanced corporate infrastructure. In addition to the creation of a Chief Operating Officer position, we have invested in upgraded financial management systems, increased accounting staff and increased funding for new business development,” concluded Mr. Phillips.

For the first quarter of 2004, Analex reported revenue of $17.1 million, a 2.9% increase compared to revenue of $16.6 million for the first quarter of 2003. Excluding Advanced Biosystems (ABS), our core business operations in Homeland Security and Systems Engineering grew revenues by 8.9%. Operating income, or earnings before interest and taxes (EBIT), decreased by 50% to $573,000 for the quarter ended March 31, 2004, and earnings before interest, taxes, depreciation, and amortization (EBITDA) decreased by 37%, from $1.3 million for the first quarter of 2003 to $795,000 for the first quarter of 2004. Gross profit for our core business operations increased, but was offset by growth in selling, general and administrative (SG&A) expense to prepare for acquisitions, such as the BAI acquisition announced this morning. Analex Corporation reported a net loss of $12,000, compared to net income of $735,000 for the first quarter of 2003. Included within that net loss is a non-cash accretion on the Pequot Convertible

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Analex: Announces 1st Quarter 2004 Results	Page 2

May 7, 2004

Note issued last December amounting to $452 thousand. As a result of dividends and non-cash accretion charges on convertible preferred stock issued in December 2003, the Company reported a net loss attributable to common shareholders of $1.2 million for first quarter fiscal 2004, or a loss of $0.09 per share, whereas no such payments were made or accretion taken in the first quarter of 2003. Included within that net loss to the common shareholders is a non-cash accretion on the preferred stock amounting to $938 thousand.

In our SEC Form 10-K filing for 2003, the company reports results in two segments: the Analex segment and the ABS segment, our bio-defense subsidiary segment. Our core business area, the Analex segment, had an increase in revenue for the quarter of 8.9%, consisting of an 8% increase in revenue in our Homeland Security Group and a 9.5% revenue increase in our Systems Engineering Group. The Systems Engineering Group’s performance includes a 14.1% revenue reduction from the planned phase-out of the NASA Microgravity Research Development and Operations (MRDOC) contract as this project nears completion. On a consolidated basis, these revenue increases were offset by a 64.6% decline in revenue in the ABS segment. Gross profit (revenue less costs of revenue) in the Analex segment increased by approximately $109,000 compared to the first quarter last year on a $1.4 million increase in revenue in that segment, after absorbing an increase in healthcare cost of $452,000, or 46%, compared to last year. Excluding the ABS subsidiary, both revenues and gross profits have increased year-over-year.

Offsetting these increases in revenue and gross profit was an increase in SG&A expense of 24.7% or $379,000. The increase in SG&A expenses reflects investments made to expand the Company’s infrastructure and management team to accommodate an increase in the scope of our business operations from acquisitions. The increased revenue and gross profit (excluding ABS), offset by increased health claims and SG&A expense in preparation for acquisitions, resulted in a decline in operating income and EBITDA.

Net income and net income available to common shareholders for the quarter were reduced as a result of the charges associated with the investment by Pequot Ventures in December 2003. Having been in place now for the full quarter, the convertible notes increased cash interest expense for the quarter by $175,000, while non-cash accretion interest charges related to the convertible notes amounted to $452,000. Both of these charges reduced net income. Similarly, net income available to common shareholders was reduced by the Series A convertible preferred stock cash dividends of $225,000 and non-cash accretion charges of $938,000.

Webcast Today

The Company has scheduled a webcast / conference call for 11:00 a.m. (ET), today, during which management will make a brief presentation regarding first quarter results, operating trends and the acquisition of BAI. A question-and-answer session will follow. Interested parties can listen to the conference call over the Internet by logging on to Analex’s website at www.analex.com at the scheduled time and following the sign-in instructions. A replay will be available over the Internet and can be accessed on Analex’s website. A recorded replay of the conference call and question / answer session will also be available after 1:00 p.m. (ET) today. The replay will be available through June 4, 2004 via telephone at 888-286-8010 (replay Pass Code: # 72721086). The International dial-in replay number is 617-801-6888.

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Analex: Announces 1st Quarter 2004 Results	Page 3

May 7, 2004

About Analex

Analex specializes in providing intelligence, systems engineering and biodefense services in support of our nation’s security. Analex focuses on developing innovative technical approaches for the intelligence community, analyzing and supporting defense systems, designing, developing and testing aerospace systems and developing medical defenses and treatments for infectious agents used in biological warfare and terrorism. The Company’s stock trades on the American Stock Exchange under the symbol NLX. The Company can be found on the Internet at www.analex.com.

PLEASE NOTE: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as “anticipate,” “expect,” “could,” “intend,” “may” and other words of a similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements contained herein. Such factors and risks include business conditions and growth in the medical research, pharmaceutical and government contracting arenas and in the economy in general. Competitive factors include the pressures toward consolidation of small government contracts into larger contracts awarded to major, multi-national corporations; and the Company’s ability to continue to recruit and retain highly skilled scientific, technical, managerial and sales/marketing personnel. Other risks may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Analex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

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Analex: Announces 1st Quarter 2004 Results	Page 4

May 7, 2004

ANALEX CORPORATION

Selected Financial Data

(unaudited)

	Three Months Ended March 31,
	2004	2003
Revenues	$17,110,100	$16,631,200
Costs of revenue	14,451,700	13,860,100
SG&A	1,909,800	1,531,000
Amortization	175,300	100,200

Operating costs and expenses	16,536,800	15,491,300

Operating income	573,300	1,139,900
Interest expense	661,700	111,300

Income (loss) before income taxes	(88,400)	1,028,600
Provision (benefit) for income taxes	(76,300)	293,200

Net income (loss)	(12,100)	735,400
Dividends on convertible preferred stock	225,000	—
Accretion of convertible preferred stock	937,500	—

Net income (loss) attributable to common shareholders	$(1,174,600)	$735,400

Net income (loss) attributable to common shareholders per share:
Basic	$(0.09)	$0.05

Diluted	$(0.09)	$0.04

Weighted average shares:
Basic	13,044,691	14,445,356

Diluted	13,044,691	17,565,684

Reconciliation of Non-GAAP Measures:
Reconciliation of Net Income to EBITDA:
Net income (loss)	$(12,100)	$735,400
Interest expense-cash	209,700	111,300
Interest expense-accretion	452,000	—
Provision (benefit) for income taxes	(76,300)	293,200

EBIT	573,300	1,139,900
EBIT Margin	3.4%	6.9%
Depreciation	46,500	24,300
Amortization	175,300	100,200

EBITDA	$795,100	$1,264,400
EBITDA Margin	4.7%	7.6%

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Analex: Announces 1st Quarter 2004 Results	Page 5

May 7, 2004

Reconciliation of Operating Income to Gross Profit:

Operating income	$573,300	$1,139,900
SG&A	1,909,800	1,531,000
Amortization	175,300	100,200

Gross profit	$2,658,400	$2,771,100

Segment Gross Profit:

	1st Qtr FY04			1st Qtr FY03
	Analex Segment	ABS Segment	Analex Consolidated	Analex Segment	ABS Segment	Analex Consolidated
Revenue	$16,631,500	$478,600	$17,110,100	$15,278,200	$1,353,000	$16,631,200
Costs of revenue	14,051,500	400,200	14,451,700	12,806,800	1,053,300	13,860,100

Gross profit	$2,580,000	$78,400	$2,658,400	$2,471,400	$299,700	$2,771,100

	Balance Sheet Data
	March 31, 2004	December 31, 2003
Current assets	$26,313,000	$25,530,500
Fixed assets, net	552,800	552,900
Goodwill, contract rights, and other intangibles	16,885,400	17,034,600
Other non-current assets	484,800	514,100

Total assets	$44,236,000	$43,632,100

Current liabilities	$9,375,000	$8,427,100
Long-term liabilities	5,286,800	5,476,200

Total liabilities	$14,661,800	$13,903,300
Convertible preferred stock	$1,173,800	$236,300
Shareholders’ equity	$28,400,400	$29,492,500

Total liabilities, convertible preferred stock and shareholders’ equity	$44,236,000	$43,632,100

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